Exhibit 23.2

October 11, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Registration Statement on Form S-3 of JPMorgan Chase & Co. filed October 11, 2013

Commissioners:

We are aware that (i) our report dated May 8, 2013 on our review of interim financial information of JPMorgan Chase & Co. for the three month periods ended March 31, 2013 and March 31, 2012 included in the Firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and (ii) our report dated August 7, 2013 on our review of interim financial information of JPMorgan Chase & Co. for the three and six month periods ended June 30, 2013 and June 30, 2012 included in the Firm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 are incorporated by reference in the Registration Statement referred to above.

Very truly yours,

/s/ PricewaterhouseCoopers LLP